UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

TAX-FREE FIXED INCOME FUND IV FOR PUERTO RICO RESIDENTS, INC.

(Name of Registrant as Specified In Its Charter)

Ocean Capital LLC
William Heath Hawk

José R. Izquierdo II

Roxana Cruz-Rivera

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.

ANNUAL MEETING OF SHAREHOLDERS OF
TAX-FREE FIXED INCOME FUND IV FOR PUERTO RICO RESIDENTS, INC.

Scheduled to be held on May 5, 2022

The following disclosures are intended to supplement the disclosures that Ocean Capital LLC (“Ocean Capital”) previously made with respect to Tax-Free Fixed Income Fund IV for Puerto Rico Residents, Inc. (the “Fund”) in its definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on July 28, 2021 (as amended, the “Proxy Statement”) and certain solicitation materials filed as “DFAN14A” referenced herein (together with the Proxy Statement, the “Solicitation Materials”). These disclosures should be read in conjunction with the Solicitation Materials and the other filings Ocean Capital has submitted to the SEC with respect to the Fund. To the extent that the information set forth herein differs from or updates information contained in the Solicitation Materials, the information set forth herein shall supersede or supplement the information in the Solicitation Materials.

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT AND SOLICITATION MATERIALS

On February 18, 2022, Ocean Capital filed three complaints with the Court of First Instance of the Commonwealth of Puerto Rico (the “Commonwealth Court”) against each of Tax-Free Fixed Income Fund for Puerto Rico Residents Inc., Tax-Free Fixed Income Fund III for Puerto Rico Residents Inc., and Puerto Rico Residents Tax-Free Fund VI, Inc. With respect to each of the three funds, Ocean Capital alleged that such fund had failed to hold its annual meeting in accordance with the applicable Puerto Rico statute and the fund’s own bylaws. Among the relief sought, Ocean Capital requested the Commonwealth Court to summarily order each fund to hold an annual meeting by March 17, 2022 and declare that the shares represented at the meeting shall constitute a quorum.

On March 7, 2022, the Commonwealth Court dismissed Ocean Capital’s February 18, 2022 complaint, which sought an order requiring an annual meeting of shareholders to take place on March 17, 2022, with a statutory quorum under Puerto Rico law, due to the failure to hold a meeting for election of directors for more than 13 months. On April 11, 2022, Ocean Capital filed an appeal of the Commonwealth Court’s decision in the Court of Appeals of the Commonwealth of Puerto Rico (the “Court of Appeals”). In the appeal, Ocean Capital asserts that the Commonwealth Court’s decision was based on an abuse of discretion, manifest error, and a disregard of material facts. Ocean Capital further argues that had the Commonwealth Court applied the correct legal standards and considered the relevant facts, it would have compelled the funds to hold an annual meeting of stockholders for the purpose of electing directors. Accordingly, Ocean Capital requests that the Court of Appeals reverse the Commonwealth Court’s decision.

On February 28, 2022, the Fund and a group of funds affiliated with the Fund (collectively, the “Plaintiffs”) filed a complaint (the “Complaint”) in the U.S. District Court for the District of Puerto Rico (the “District Court”) against Ocean Capital, Ocean Capital’s nominees, and certain other defendants named therein (collectively, the “Defendants”). The Plaintiffs alleged that Ocean Capital’s proxy campaigns against the Plaintiffs and the Defendants’ conduct in connection with these campaigns violated Sections 13(d), 14(a), and 20(a) of the Securities Exchange Act of 1934. The relief sought by the Plaintiffs includes: (i) a declaration that the Defendants violated these sections of the Exchange Act; (ii) an order requiring Defendants to issue disclosures to publicly correct their purported misstatements or omissions relating to the Plaintiffs; and (iii) a permanent injunction prohibiting the Defendants from soliciting proxies regarding the Plaintiffs until Defendants have issued corrective disclosures. Ocean Capital believes the Complaint is meritless and plans to defend vigorously against these allegations.

On April 25, 2022, Ocean Capital, Ocean Capital’s nominees and certain other Defendants filed a motion to dismiss the Complaint with prejudice on the basis that the Plaintiffs named therein have failed to state a claim against such Defendants. Specifically, the motion argued that (i) the Plaintiffs have not alleged a duty to disclose the purported stockholder group because they have not plausibly alleged that the purported stockholder group acted with Ocean Capital in connection with its proxy campaigns in any way, and (ii) no statement in the Defendants’ proxy filings is materially false or misleading. Ocean Capital, Ocean Capital’s nominees and certain other Defendants also moved to dismiss on the basis that the Plaintiffs’ claims are moot. Ocean Capital and its director nominees believe the Complaint is meritless and plan to defend vigorously against the Plaintiffs’ allegations.